Exhibit 32.1
Section 906 Certification
Hillary Super, the Chief Executive Officer, and Scott Sekella, the Chief Financial and Operating Officer, of Victoria’s Secret & Co. (the “Company”), each certifies that, to the best of her or his knowledge:
(i)the Annual Report of the Company on Form 10-K dated March 20, 2026 for the fiscal year ended January 31, 2026 (the “Form 10-K”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(ii)the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Hillary Super
Hillary Super Chief Executive Officer

/s/ Scott Sekella
Scott Sekella Chief Financial and Operating Officer

Date: March 20, 2026